Exhibit 99.1

Press Release

MagnaChip Reports First Quarter 2017 Financial Results

SEOUL, South Korea and SAN JOSE, Calif., May 3, 2017 — MagnaChip Semiconductor Corporation (“MagnaChip” or the “Company”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications, today announced financial results for the first quarter ended March 31, 2017.

Total revenue for the first quarter of 2017 was $161.7 million, up 9.2% as compared to $148.1 million for the first quarter of 2016 and a decline of 10.4% compared to $180.5 million for the fourth quarter of 2016. Total revenue in the first quarter came in at the higher end of the guidance range of $157-163 million provided in February.

Foundry Services Group revenue in the first quarter of 2017 was $77.5 million, up 29.3% from revenue of $60 million in the first quarter of 2016, and about flat with $77.8 million in the fourth quarter of 2016.

Revenue in the Standard Products Group was $84.2 million in the first quarter, down 4.3% from the first quarter a year ago, and a sequential decline of 17.9% from $102.5 million in the fourth quarter of 2016.

Total gross profit in the fourth quarter was $41.6 million or 25.7% as compared with gross profit of $34.2 million, or 23.1%, for the first quarter of 2016, and $46.1 million, or 25.5% in the fourth quarter of 2016. Gross profit margin in the first quarter came in near the top of the guidance range of 24-26% provided in February.

Foundry gross profit margin was 28.5% in the first quarter as compared with 23.8% in the first quarter of 2016 and 30.3% in the fourth quarter of 2016. Standard Products Group gross profit margin was 23.1% in the first quarter as compared with 23.6% in the first quarter of 2016 and 21.8% in the fourth quarter of 2016.

Net income, on a GAAP basis, for the first quarter of 2017 was $43.7 million or $1.30 per basic share and $1.05 per diluted share as compared with a net income in the first quarter of 2016 of $8.1 million or $0.23 per basic and diluted share and compared with net loss of $49.8 million or $1.42 per basic share in the fourth quarter of 2016. The net income in the first quarter of 2017 was attributable primarily to a non-cash foreign exchange gain on the Company’s intercompany loans.

Adjusted Net Income, a non-GAAP financial measure, for the first quarter of 2017, totaled $0.5 million or $0.01 per basic share and per basic and diluted share as compared to an Adjusted Net Loss of $2.8 million or $0.08 per basic share in the first quarter of 2016 and an Adjusted Net Income of $1.6 million or $0.05 per basic share and $0.04 per diluted share in the fourth quarter of 2016.

Adjusted EBITDA in the first quarter was $13.1 million as compared with Adjusted EBITDA of $8.0 million in the first quarter of 2016, and $14.1 million in the fourth quarter of 2016, despite a 10.4% decline in total revenue.

“We continued to make significant operational progress in the first quarter, and clearly demonstrated our ongoing commitment to achieve higher gross margin and overall profitability,” said YJ Kim, Chief Executive Officer of MagnaChip. “With a balanced portfolio of standard products and analog foundry services, we are well positioned to increase revenue and capitalize on the analog technology trends driving growth in our target markets.”

During the first quarter, the Company reduced the workforce by approximately 140 positions as part of a previously announced headcount reduction plan. This plan is expected to cut the workforce by over two times a similar headcount reduction plan in 2016 that affected 169 employees. Once completed, the workforce reduction will have an expected payback period of less than 1.5 years with an estimated annual cost savings between $23-$27 million.

The Company believes it remains on track to complete the planned workforce reduction within its cash cost range of $29-33 million. During the first quarter, the Company recorded early termination charges of $11.1 million and made cash payments totaling approximately $10 million in connection with the headcount reduction. The cash payments were comprised of approximately $4 million related to the early termination charge and the remaining relates to statutory severance. The Company expects to complete or substantially complete the planned workforce reduction by the end of the second quarter and expects to record an additional early termination charge of approximately $1-2 million in the second quarter related to the workforce reduction.

In commenting on the first quarter financial results, Chief Financial Officer Jonathan Kim said, “Gross profit margin as a percentage of revenue was at its highest level in four years, and Adjusted EBITDA increased over 60% from the first quarter a year ago.” Mr. Kim added, “Based on our current view of the business and the projected savings from ongoing cost-cutting actions, we continue to anticipate that our gross profit margin and Adjusted EBITDA will show improvement in 2017.”

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a meaningful understanding of the factors and trends affecting MagnaChip’s business and operations and assist in evaluating our core operating performance. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP. A reconciliation of GAAP results to non-GAAP results is included in this press release.

Cash and cash equivalents totaled $132.6 million at the end of the first quarter, an increase of $49.3 million from $83.4 million at the end of the fourth quarter of 2016. The cash figure in the first quarter reflects the successful outcome of a Senior Exchangeable Notes Offering in

January, and also includes approximately $17 million in connection with the sale of a building that housed a 6” wafer fab that was closed in February 2016. The proceeds of the sale of the building were released from restricted cash in the first quarter of 2017 after the Company completed certain construction work obligations. Cash outlays during the quarter included, issuance fees and a stock buyback in connection with the Exchangeable Notes Offering, payment of deferred salaries, unusual charges and statutory severance payments related to the on-going workforce reduction, debt interest payments and capital expenditures among others.

The following table sets forth information relating to our operating segments:

	Three Months Ended
	March 31, 2017	March 31, 2016
Net Sales
Foundry Services Group	$77,528	$59,979
Standard Products Group
Display Solutions	48,879	58,059
Power Solutions	35,280	29,918

Total Standard Products Group	$84,159	$87,977
All other	23	149

Total net sales	$161,710	$148,105

	Three Months Ended March 31, 2017		Three Months Ended March 31, 2016
	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$22,087	28.5%	$14,293	23.8%
Standard Products Group	19,460	23.1	20,760	23.6
All other	23	100.0	(804)	(540.0)

Total gross profit	$41,570	25.7%	$34,249	23.1%

First Quarter and Recent Company Highlights

MagnaChip:

•	Priced the upsized offering of 5.00% Exchangeable Senior Notes after the initial purchasers exercised an over-allotment option. The offering totaled $86.25 million aggregate principal amount of notes, taking into account the over-allotment option exercised by the initial purchasers

•	Announced it now offers a 0.35 micron 700V Ultra High Voltage process technology with process simplification that reduces manufacturing time and cost. This Ultra High Voltage (UHV) process is ideal for manufacturing AC-DC converter ICs and LED driver ICs.

•	Unveiled a new 0.18 micron RFSOI process with enhanced switching performance to reduce manufacturing cost and time-to-market, while also providing competitive and superior performance for antenna switches used in mobile and Internet of Things (IoT) devices for wireless connectivity

•	Announced it will host its annual Foundry Technology Symposium in Santa Clara, California, on June 7 to showcase its analog and mixed signal technology offerings and services

Business Outlook

For the second quarter of 2017, MagnaChip anticipates:

•	Revenue to be in the range of $162 million to $168 million, or up sequentially nearly 4% at the high end of the projected range as compared with Q1, and compared to $167.1 million in the second quarter of 2016.

•	Gross profit is anticipated to be in the range of 25% to 27%, as compared to 25.7% in the first quarter of 2017, and as compared to 22% in the second quarter of 2016.

Conference Call

MagnaChip will hold a conference call on May 3 at 5 p.m. ET to discuss the first quarter 2017 financial results. The conference call will be webcast live and is also available by dialing toll-free at 1-844-536-5472. International call-in participants can dial at 1-614-999-9318. The conference ID number is 8267197. Participants are encouraged to initiate their calls at least 10 minutes in advance of the 8 a.m. ET start time to ensure a timely connection. The webcast and earnings release will be accessible at www.magnachip.com.

A replay of the conference call will be available the same day and will run for 72 hours. The replay dial-in numbers are 1-404-537-3406 or toll-free at 1-855-859-2056. The access code is 8267197.

About MagnaChip Semiconductor Corporation

MagnaChip is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company’s Standard Products Group and Foundry Services Group provide a broad range of standard products and manufacturing services to customers worldwide. MagnaChip, with a 30-year operating history, owns a portfolio of approximately 3,400 registered and pending patents, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our future operating and financial performance, including second quarter 2017 revenue and gross profit expectations. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 21, 2017 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:
In the United States: Bruce Entin Investor Relations Tel. +1-408-625-1262 Investor.relations@magnachip.com	In Korea: Chankeun Park Director, Public Relations Tel. +82-2-6903-3195 chankeun.park@magnachip.com

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MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Net sales	$161,710	$180,462	$148,105
Cost of sales	120,140	134,373	113,856
Gross profit	41,570	46,089	34,249
Gross profit %	25.7%	25.5%	23.1%
Operating expenses
Selling, general and administrative expenses	23,148	23,112	19,952
Research and development expenses	17,958	17,748	17,815
Restructuring gain and other	(17,010)	—	(7,785)
Early termination charges	11,107	—	—
Total operating expenses	35,203	40,860	29,982
Operating income	6,367	5,229	4,267
Interest expense	(5,173)	(4,053)	(4,057)
Foreign currency gain (loss), net	41,786	(49,628)	8,195
Other income, net	1,611	561	535
Income (loss) before income tax expenses	44,591	(47,891)	8,940
Income tax expenses	853	1,899	815
Net income (loss)	$43,738	$(49,790)	$8,125
Earnings (loss) per common share:
- Basic	$1.30	$(1.42)	$0.23
- Diluted	$1.05	$(1.42)	$0.23
Weighted average number of shares - Basic	33,662,297	35,068,330	34,698,904
Weighted average number of shares - Diluted	42,892,044	35,068,330	34,918,568

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Net income (loss)	$43,738	$(49,790)	$8,125
Adjustments:
Interest expense, net	4,976	3,987	3,999
Income tax expenses	853	1,899	815
Depreciation and amortization	6,758	6,625	6,024
EBITDA	56,325	(37,279)	18,963
Restructuring gain and other, net	(17,010)	—	(6,832)
Early termination charges	11,107	—	—
Equity-based compensation expense	830	877	536
Foreign currency loss (gain), net	(41,786)	49,627	(8,195)
Derivative valuation loss (gain), net	(637)	273	(42)
Restatement related expenses	4,259	597	3,592
Adjusted EBITDA	$13,088	$14,095	$8,022

Net income (loss)	$43,738	$(49,790)	$8,125
Adjustments:
Restructuring gain and other, net	(17,010)	—	(6,832)
Early termination charges	11,107	—	—
Equity-based compensation expense	830	877	536
Foreign currency loss (gain), net	(41,786)	49,627	(8,195)
Derivative valuation loss (gain), net	(637)	273	(42)
Restatement related expenses	4,259	597	3,592
Adjusted Net Income (Loss)	$501	$1,584	$(2,816)
Adjusted Net Income (Loss) per common share:
- Basic	$0.01	$0.05	$(0.08)
- Diluted	$0.01	$0.04	$(0.08)
Weighted average number of shares – Basic	33,662,297	35,068,330	34,698,904
Weighted average number of shares – Diluted	34,301,291	35,503,993	34,698,904

We present Adjusted EBITDA and Adjusted Net Income (Loss) as supplemental measures of our performance. We define Adjusted EBITDA for the periods indicated as EBITDA (as defined below), adjusted to exclude (i) restructuring gain and other, net, (ii) early termination charges, (iii) equity-based compensation expense, (iv) foreign currency loss (gain), net, (v) derivative valuation loss (gain), net and (vi) restatement related expenses. EBITDA for the periods indicated is defined as net income (loss) before interest expense, net, income tax expenses and depreciation and amortization. We prepare Adjusted Net Income (Loss) by adjusting net income (loss) to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income (Loss) is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income (Loss) for the periods as net income (loss), adjusted to exclude (i) restructuring gain and other, net, (ii) early termination charges, (iii) equity-based compensation expense, (iv) foreign currency loss (gain), net, (v) derivative valuation loss (gain), net, and (vi) restatement related expenses.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$132,627	$83,355
Restricted cash	—	18,251
Accounts receivable, net	81,700	61,775
Inventories, net	60,969	57,048
Other receivables	6,639	5,864
Prepaid expenses	12,492	8,137
Hedge collateral	5,400	3,150
Other current assets	5,282	5,113

Total current assets	305,109	242,693

Property, plant and equipment, net	190,699	179,793
Intangible assets, net	3,407	3,085
Long-term prepaid expenses	10,115	9,556
Deferred income tax assets	188	193
Other non-current assets	5,213	6,632

Total assets	$514,731	$441,952

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$55,814	$51,509
Other accounts payable	9,463	12,272
Accrued expenses	55,688	60,365
Deferred revenue	11,924	11,092
Deposits received	271	16,549
Other current liabilities	894	1,654

Total current liabilities	134,054	153,441

Long-term borrowings, net	301,875	221,082
Accrued severance benefits, net	139,948	129,225
Other non-current liabilities	9,430	10,318

Total liabilities	585,307	514,066

Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 41,927,897 shares issued and 33,553,688 outstanding at March 31, 2017 and 41,627,103 shares issued and 35,048,338 outstanding at December 31, 2016	419	416
Additional paid-in capital	132,705	130,189
Accumulated deficit	(82,087)	(125,825)
Treasury stock, 8,374,209 shares at March 31, 2017 and 6,578,765 shares at December 31, 2016	(102,319)	(90,918)
Accumulated other comprehensive income (loss)	(19,294)	14,024

Total stockholders’ deficit	(70,576)	(72,114)

Total liabilities and stockholders’ equity	$514,731	$441,952

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Cash flows from operating activities
Net income	$43,738	$8,125
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	6,758	6,024
Provision for severance benefits	7,386	5,771
Amortization of debt issuance costs and original issue discount	446	173
Gain on foreign currency, net	(49,059)	(8,857)
Restructuring gain and other	(17,010)	(7,785)
Stock-based compensation	830	536
Other	1,185	(10)
Changes in operating assets and liabilities
Accounts receivable, net	(15,734)	7,716
Inventories, net	1,077	(11,946)
Other receivables	1,467	(326)
Other current assets	(1,155)	(1,559)
Accounts payable	1,814	4,920
Other accounts payable	(3,499)	(3,748)
Accrued expenses	(7,128)	(3,729)
Deferred revenue	(73)	(9,777)
Other current liabilities	(212)	828
Other non-current liabilities	(62)	(325)
Payment of severance benefits	(7,524)	(4,098)
Other	(116)	(114)
Net cash used in operating activities	(36,871)	(18,181)
Cash flows from investing activities
Proceeds from disposal of plant, property and equipment	18,206	—
Purchase of plant, property and equipment	(5,368)	(4,288)
Payment for intellectual property registration	(216)	(237)
Collection of guarantee deposits	295	374
Proceeds from settlement of hedge collateral	2,164	3,993
Payment of hedge collateral	(4,452)	—
Payment of guarantee deposits	(41)	(14)
Other	20	10
Net cash provided by (used in) investing activities	10,608	(162)
Cash flows from financing activities
Proceeds from issuance of senior notes	86,250	—
Payment of debt issuance costs	(5,902)	—
Proceeds from issuance of common stock	1,689	—
Acquisition of treasury stock	(11,401)	—
Net cash provided by financing activities	70,636	—
Effect of exchange rates on cash and cash equivalents	4,899	988
Net increase (decrease) in cash and cash equivalents	49,272	(17,355)
Cash and cash equivalents
Beginning of the period	83,355	90,882
End of the period	$132,627	$73,527
Non-cash operating activities
Insurance proceeds in restricted cash reclassified from other receivables	$—	$(29,571)